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                                                                   EXHIBIT 99.14



                                                 November 26, 1996



Keystone Financial, Inc.
One Keystone Plaza
Front & Market Streets
P.O. Box 3660
Harrisburg, Pennsylvania  17105-3660


Gentlemen:

     The undersigned director of First Financial Corporation of Western Maryland (the "Company") understands that Keystone Financial, Inc. (the "Acquiror") is about to enter into an Agreement and Plan of Merger (the "Merger Agreement") with the Company. The Merger Agreement provides for the merger of the Company with and into the Acquiror (the "Merger") and the conversion of outstanding shares of Company Common Stock into Acquiror Common Stock or cash in accordance with the terms therein set forth.

     In order to induce Keystone to enter into the Merger Agreement, and intending to be legally bound hereby, the undersigned represents, warrants and agrees that at the meeting of the Company's shareholders contemplated by Section
5.2 of the Merger Agreement and any adjournment thereof the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Merger Agreement and the Merger the shares of Company Common Stock beneficially owned by the undersigned individually or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as (to the extent of the undersigned's proportionate voting interest) any other shares of Company Common Stock over which the undersigned may hereafter acquire beneficial ownership in such capacities (collectively, the "Shares"). Subject to the final paragraph of this agreement, the undersigned further agrees that he will use his best efforts to cause any other shares of Company Common Stock over which he has or shares voting power to be voted in favor of the Merger Agreement and the Merger.

     The undersigned further represents, warrants and agrees that until the earlier of (i) the consummation of the Merger or (ii) the termination of the Merger Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

         (a) vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of any other merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving the Company or First Federal Savings Bank of Western Maryland (the "Bank") which would have the effect of any person, other than the Acquiror or an affiliate of the Acquiror, acquiring control over the Company, the Bank or any substantial portion of the assets of the Company or the Bank. As used herein, the term "control" means (1) the ability to direct the voting of 10% or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (2) the ability to direct the
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     management and policies of a person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

         (b) sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) pursuant to any tender offer, exchange offer or similar proposal made by any person other than the Acquiror or an affiliate of the Acquiror, (ii) to any person known by the undersigned to be seeking to obtain control of the Company, the Bank or any substantial portion of the assets of the Company or the Bank or to any other person (other than the Acquiror or an affiliate of the Acquiror) under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control or (iii) for the principal purpose of avoiding the obligations of the undersigned under this agreement.

     It is understood and agreed that this agreement relates solely to the capacity of the undersigned as a shareholder or other beneficial owner of the Shares and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as a director or officer of the Company or the Bank. It is further understood and agreed that the term "Shares" shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary, and that this agreement is not in any way intended to affect the exercise by the undersigned of the undersigned's fiduciary responsibility in respect of any such securities.

                                        Very truly yours



                                        ----------------------------------
                                        Name:


Accepted and Agreed to:
KEYSTONE FINANCIAL, INC.


By:
   --------------------------------
   Name:  Carl L. Campbell
   Title: President and Chief Executive Officer

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Name of Director:
                  -------------------------


                        Shares of Company Common Stock
                              Beneficially Owned
                            As of November 26, 1996
                            -----------------------

  Name(s) of                Capacity of Director's                  Number of
Record Owner(s)              Beneficial Ownership                     Shares
---------------             ----------------------                  ---------


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